October 2, 2012 CHS Inc. Confidential Draft
Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

DISTILLERS CRUDE CORN OIL
MARKETING AGREEMENT

This Distillers Crude Corn Oil Marketing Agreement is made as of November 4, 2013 (the "Effective Date") by and between CHS Inc., a Minnesota cooperative corporation ("Marketer"), and Highwater Ethanol LLC, a Minnesota Limited Liability Corperation ("Producer").

WHEREAS, Producer own and operators an ethanol production facility in Lamberton, Minnesota (the "Facility"); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, Producer desires to engage Marketer as its exclusive marketer of Oil produced at the Facility.

NOW, THEREFORE, in view of the foregoing, Marketer and Producer agree as follows:

ARTICLE I
Definitions

1.1    Definitions. The definitions set forth in this Section 1.1 apply to this Agreement. Any word, phrase or expression that is not defined in this Agreement that has a generally accepted meaning in the feed trade industry in the United States shall have such meaning in this Agreement.

(a)"Buyer" means an entity to which Marketer sells Oil.

(b)"Commencement Date" means the date on which Marketer commences marketing Producer's Oil pursuant to the mutual agreement of Producer and Marketer.

(c)"Execution Costs" means: (i) the actual costs charged by a third party, or otherwise incurred, for freight and/or transportation of the Oil from the Facility to a Buyer including, without limitation, charges and fees for any and all railcar leases, transloading costs, brokerage costs, shrink incurred as a result of the loading and unloading of the Oil during transportation process, interim storage and/or terminaling incurred prior to delivery; (ii) sales taxes, VAT and such other taxes, duties, import or export fees or costs, tariffs, fees or charges as may be applicable to the purchase, delivery or sale of the Oil as contemplated under this Agreement; and (iii) all other costs, expenses, fees or charges charged by a third party in connection with such transportation and delivery to a Buyer, without mark-up by Marketer, and without charge for Marketer's administrative costs.

(d)"FOB" has the definition set forth in Incoterms 2010, as published by the International Chamber of Commerce.

(e)"Initial Term" means the *** term following the Commencement
Date.

(f)    "short Ton" means one short ton of Oil, (2000 pounds) measured in accordance with customary industry weights and measures.

*** Confidential material redacted and filed separately with the Commission.

(g)    "Oil" means distillers' crude corn oil.

(h)    "Oil Specifications" means the specifications mutually agreed to by Marketer and Producer from time to time, including, without limitation, those specifications set forth in Section 2.5 of this Agreement.

(i)    "Renewal Term" means a *** term following the Initial Term or then-current Renewal Term.

(j)    "Transportation" means truck, railroad, pipe, vessel or other means of transportation agreed to by Marketer and Producer.

ARTICLE II
Marketing of Oil

2.1    Exclusive Marketer. Marketer shall be the exclusive marketer of Oil produced at the Facility.

2.2    Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, Producer shall sell to Marketer and Marketer shall purchase from Producer all Oil produced at the Facility in accordance with the terms set forth in Section 2.3 of this Agreement. Producer estimates that on an annual basis it will make available for delivery to Marketer approximately 2 million gallons of Oil. Marketer and Producer agree that Producer has no obligation to produce such amount of Oil and shall incur no liability for failing to produce such amount of Oil; provided, however, that Producer shall be obligated to produce all Oil that is subject to an Accepted Contract and shall be liable for failing to make such amount of Oil available for delivery to Marketer.

2.3    Accepted Contracts. Pursuant to the terms and conditions set forth in this Section 2.3, Marketer shall execute contracts with Buyers for the sale of Oil to such Buyers. Prior to executing such contracts, Marketer shall promptly communicate to Producer the terms and conditions of such contracts, including the price, volume and term of such commitments (a "Contract Offer"). Marketer shall give notice of all Contract Offers to the Producer employee set forth at the end of this Section 2.3 or such other Producer employee designated by Producer in writing (such Producer employee, the "Producer Contact") via telephone, e-mail or any other form of communication agreed to by Marketer and Producer. Upon receipt of a Contract Offer, the Producer Contact shall immediately direct Marketer to either reject or accept such Contract Offer. Any Contract Offer shall be deemed rejected if not accepted by the Producer Contact: (a) during the same telephone call on which the Contract Offer was provided; or (b) within two hours after delivery of the e-mail or other written or electronic communication pursuant to which the Contract Offer was provided. Marketer shall provide to Producer a written sales confirmation following receipt of Producer's acceptance of a Contract Offer ("Accepted Contract"). Once Producer has authorized an Accepted Contract, and notwithstanding whether Marketer actually receives a returned signed sales confirmation from Producer, Producer shall be obligated to make the Oil that is subject to such Accepted Contract available for delivery to Marketer. If any Contract Offer is rejected, for whatever reason, Marketer shall have no obligation to, and shall have no liability for its failure to, purchase the quantity of Oil that is subject to such rejected Contract Offer.

Until Producer notifies Marketer in writing otherwise, the Producer Contact shall be:

Name: Tom Streifel, HWE Commodity Manager or Brian Kletscher, CEO

*** Confidential material redacted and filed separately with the Commission.

Telephone Number: 507-752-6160
Facsimile Number: 507-752-6162
e-mail: tom.streifel@highwaterethanol.com or brian.kletscher@highwaterethanol.com

2.4    Price and Payment.

(a)FOB Facility Price. For all Oil sold by Producer to Marketer pursuant to this Agreement, Marketer shall pay to Producer the FOB Facility Price. "FOB Facility Price" means the actual price that Marketer invoices to and receives from its Buyers pursuant to Accepted Contracts (the "Marketer Actual Price") less a marketing fee equal to *** of Oil (the "Marketing Fee") less the Execution Costs. Marketer may, at any time upon notice to Producer, purchase Oil for its own account, in which case the Marketer Actual Price shall equal a price mutually agreed to by Marketer and Producer.

(b)Payment. Marketer shall pay Producer the FOB Facility Price within 10 calendar days after receipt by Marketer of a certified weight certificate for Oil shipped to a Buyer prepared in accordance with Section 2.12 of this Agreement.

(c)Set-Off. Marketer may exercise a right of offset with respect to any payment or obligation that is due to Marketer from Producer pursuant to this Agreement or any agreement between Marketer and Producer against any payment, delivery or other obligation owed by Marketer to Producer pursuant to this Agreement or any other agreement between Marketer and Producer.

(d)Arbitrage. Marketer and Producer agree that market conditions from time to time may allow Marketer to achieve additional value from Accepted Contracts through location arbitrage or other commercial means. In such instances, Marketer shall notify Producer of the potential arbitrage transaction and its potential benefits. Producer shall immediately respond in writing if Producer desires to proceed with the arbitrage transaction, and any financial benefit realized pursuant to such arbitrage transaction shall be for the Producer.

2.5    Quality. Producer hereby represents, warrants and covenants to Marketer that:

(a)    except for any Oil purchased by Marketer during the two-month period following the Commencement Date, all Oil shall be manufactured in a feed facility that does not handle or store products containing animal proteins prohibited in ruminant feed;

(b)    except for any Oil purchased by Marketer during the two-month period following the Commencement Date, at the time of completion of Delivery pursuant to Section 2.7 of this Agreement, all Oil shall meet the Oil Specifications;

(c)    except for any Oil purchased by Marketer during the two-month period following the Commencement Date, at the time of completion of Delivery pursuant to Section 2.7 of this Agreement, all Oil shall meet the following minimum standards:

Total Fatty Acid		Unsaponifiable Matter		Insoluble Matter		Moisture		Free Fatty Acids
Min	Max	Min	Max	Min	Max	Min	Max	Min	Max
80%			3%		0.5%		1%		15%

(d)    at the time of completion of Delivery pursuant to Section 2.7 of this Agreement, all Oil shall comply with all applicable federal, state and local laws, ordinances, penilits, orders, rules and regulations, including, without limitation, those governing the production, quality, naming, labeling and sale of Oil and all industry standards then in effect;

(e)    all Oil shall be merchantable, have not been adulterated or misbranded and may be lawfully introduced into commerce; and

(f)    Producer has, and shall transfer to Marketer, good title to all Oil, free and clear of all security interests, liens and encumbrances.

2.6    Marketer's Damages. Producer must give Marketer no less than 10 calendar days' prior written notice if Producer cannot supply to Marketer any Oil that Producer has agreed to provide to Marketer pursuant to this Agreement. If Producer fails to provide any Oil that Producer has agreed to provide to Marketer pursuant to this Agreement, Marketer may purchase the quantity of such undelivered Oil from other sources to the extent necessary to perform Marketer's obligations under Accepted Contracts after providing Producer with not less than three calendar days' advance notice of its intention to do so. In such event, Marketer shall be entitled to recover from Producer any and all reasonable out-of-pocket costs and expenses Marketer incurs in excess of the FOB Facility Price in connection with such purchase.

2.7    Delivery and Title. "Delivery" means the physical transfer of Oil to the possession of Marketer at the Facility on an FOB basis. Title, risk of loss and/or damage and shipping responsibility shall pass from Producer to Marketer upon completion of the Delivery. Until such time, Producer shall be deemed to be in control and possession of, and shall have title to and bear the risk of loss of and/or damage to, all Oil. Marketer and/or Marketer's agents shall be given access to the Facility as reasonably necessary for Marketer and/or Marketer's agents to arrange for Delivery of the Oil to Marketer. Marketer shall schedule the loading and shipping of all outbound Oil purchased pursuant to this Agreement pursuant to Section 2.11 of this Agreement, but all labor and equipment required to load the Transportation shall be supplied by Producer without charge to Marketer.

2.8    Production Estimates. Five calendar days before the end of each calendar month during the term of this Agreement, Producer shall provide to Marketer a forecast of the volume of Oil expected to be produced by Producer during the following calendar month. Producer shall immediately notify Marketer of any changes to any such Oil production forecast as soon as Producer has knowledge of any such change.

2.9    Handling. Producer shall handle all Oil in a good and workmanlike manner, in accordance with Marketer's reasonable written requirements and consistent with normal industry practice and standards. Producer shall maintain the Facility's truck and railroad loading facilities in safe operating condition consistent with normal industry practice and standards. Producer shall visually inspect all trucks and railroad cars to ensure cleanliness so as to avoid contamination from contaminants apparent to the naked eye.

2.10    Storage at the Facility. At all times during the term of this Agreement, Producer shall maintain, at Producer's sole cost, storage space at the Facility for the minimum storage of an average of five calendar days' production of Oil. Producer shall be responsible at all times for the quality and condition of the Oil in storage at the Facility and shall be responsible for all maintenance of such storage at the Facility.

2.11    Transportation. At least five calendar days prior to the beginning of the week during which Oil produced by Producer will be removed from the Facility, Marketer shall schedule for removal by approved Transportation the actual quantity of Oil produced by Producer in the relevant week less that amount of Oil that Marketer and Producer agree shall be stored at the Facility. If Producer fails to provide the labor, equipment or facilities necessary to meet Marketer's loading schedule, Producer shall be responsible for any and all actual demurrage and wait-time costs and expenses incurred by Marketer resulting from such failure. Marketer shall use commercially reasonable efforts to order and supply approved Transportation as scheduled for approved Transportation shipments to transport the Oil. On a daily basis, Producer shall inform Marketer of the inventory and production status for the Facility by 8:30 a.m. CST/CDST. Producer shall utilize all commercially reasonable efforts to purchase and install equipment for the electronic transfer of loading and inventory data to Marketer on a continuous basis. Marketer and Producer shall cooperate in coordinating production schedules, loading schedules and transportation arrangements, including, without limitation, promptly notifying the other party of any changes, and by using commercially reasonable efforts to mitigate damages in all cases.

2.12    Quantity. The quantity of Oil delivered to Marketer from the Facility into Transportation shall be established by weight certificates prepared by Producer, at no cost to Marketer, from the scale at the Facility, which scale shall be certified at the time of weighing and shall comply with all applicable federal, state and local laws, ordinances, orders, rules and regulations. Marketer and/or Marketer's agents shall be given access to the Facility to observe any such measurements.

2.13    Non-Conforming Oil. Notwithstanding anything to the contrary set forth in this Agreement, Marketer shall have no obligation to purchase any Oil from Producer that does not meet the Oil Specifications.

2.14     Rejection of Oil. Payment of invoice and acceptance of delivery do not waive Marketer's rights if any Oil does not comply with the Oil Specifications at the time of completion of Delivery pursuant to Section 2.7 of this Agreement. Unless otherwise agreed between Marketer and Producer, and in addition to any other available remedies at law or in equity to which Marketer may be entitled, Marketer may, without obligation to pay, reject any Oil that fails to conform in any material respect to the requirements set forth in this Agreement, including, without limitation, meeting the Oil Specifications, at the time of completion of Delivery pursuant to Section 2.7 of this Agreement. Should any Oil be seized or condemned by any governmental department or agency for any reason, such seizure or condemnation shall operate as a rejection by Marketer of the Oil seized or condemned and Marketer shall not be obligated to offer any defense in connection with the seizure or condemnation. When a rejection occurs, Marketer may, at its option:

(a)dispose of the rejected Oil after first offering Producer a reasonable opportunity of examining and taking possession of such rejected Oil provided that the condition of the Oil reasonably appears to Marketer to permit a delay in disposition to allow for such opportunity to examine and take possession;

(b)dispose of the rejected Oil in any manner directed by Producer that Marketer can accomplish without violating any applicable federal, state or municipal law, ordinance, permit, order, rule or regulation or any property rights; or

(c)    return the rejected Oil to Producer.

*** Confidential material redacted and filed separately with the Commission.

Title and risk of loss of any rejected Oil shall pass to Producer at the time of rejection by Marketer. Marketer's obligations with respect to any rejected Oil shall be fulfilled upon rejection. Producer shall reimburse Marketer for all costs incurred by Marketer in storing, transporting, returning and disposing of any rejected Oil. Marketer shall have no obligation to pay Producer for any rejected Oil and may deduct costs and expenses to be reimbursed by Producer from amounts otherwise owed by Marketer to Producer pursuant to Section 2.4(c) of this Agreement. Any rejection of Oil shall not relieve Producer of its obligations to deliver Oil conforming to the Oil Specifications as and when and in the amounts required under this Agreement.

2.15 Retention of Samples. Producer shall take a minimum of one representative sample from each load of Oil before it leaves the Facility, using standard sampling methodology. Producer shall label these samples to indicate the date of shipment, and the applicable for of Transportation used to transport such Oil. Producer shall retain the samples and labeling information for no less than one year after the date taken and shall make such samples available to Marketer upon Marketer's request.

2.16 Determination of Credit. Notwithstanding anything in this Agreement to the contrary, all determinations regarding extension of credit to, or the credit worthiness of, Buyers or potential Buyers resides exclusively with Marketer. Producer acknowledges and agrees that Marketer may reject contracts based on its determination of creditworthiness of certain Buyers and that any such rejection shall not be deemed a breach of Marketer's obligations under this Agreement.

2.17    Trade Rules. All purchases and sales of Oil made pursuant to this Agreement shall be governed by the National Oil Processors Association Trade Rules.

ARTICLE III
Term and Termination; Change in Control of Producer

3.1    Term. This Agreement shall take effect as of the Effective Date and shall continue in full force and effect through the ***. Thereafter, this Agreement shall automatically renew for successive Renewal Terms until either Marketer or Producer terminates this Agreement as by giving the other party at least 120 calendar days' advance written notice of such termination.

3.2    Termination. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated in accordance with the following provisions:

(a)Marketer and Producer may immediately terminate this Agreement at any time by mutual written agreement;

(b)Marketer or Producer may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and has failed to cure such breach within 30 calendar days of receipt of written notice of such breach from the other party;

(c)Marketer or Producer may immediately terminate this Agreement at any time by giving notice in writing to the other party should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of its business, or should the other party or a substantial part of its business come under the control of a third party;

(d)    Marketer may immediately terminate this Agreement at any time by giving notice in writing to Producer if Marketer determines, in its reasonable discretion, that significant changes or events within the U.S. government or regulatory structure of the U.S. government have caused, or are likely to cause, conditions under which Marketer will not be able to perform its obligations in the manner contemplated by this Agreement;

(e)    Marketer may immediately terminate this Agreement at any time by giving notice in writing to Producer if Marketer determines, in its reasonable discretion, that Marketer is unable to secure such number of potential Buyers having acceptable credit risk to perform Marketer's obligations under this Agreement; or

(f)    Marketer or Producer may terminate this Agreement in the event the performance of the other party is prevented by reason of the occurrence of an event of force majeure in accordance with Section 5.2 of this Agreement.

3.3    Effects of Termination. Upon the termination of this Agreement:

(a)Producer shall deliver all Oil to Marketer that is subject to an Accepted Contract pursuant to the terms and conditions set forth in such Accepted Contract;

(b)Marketer and Producer shall immediately satisfy all outstanding payment obligations to the other party;

(c)Sections 1.1, 2.4, 2.5, 2.7, 2.13, 2.14, 2.17, 4.1 and 4.2 and Article V of this Agreement shall survive the termination of this Agreement; and

(d)all obligations, promises and agreements of Marketer and Producer that expressly, or by their nature, survive the termination of this Agreement shall continue in full force and effect subsequent to, and notwithstanding, the termination of this Agreement until such obligation, promise or agreements is satisfied or by its nature expires.

3.4    Change in Control of Producer. If Producer, in any way, sells, assigns, grants, hypothecates, disposes of or otherwise transfers to any party (a "Change in Control Buyer") the Facility and/or substantially all of Producer's assets such that Producer cannot produce and deliver Oil to Marketer pursuant to the terms of this Agreement (an "Asset Sale") or engages in any change in control transaction with a Change in Control Buyer such that Producer cannot produce and deliver Oil to Marketer pursuant to the terms of this Agreement (a "Change in Control Transaction"), Producer shall, at Producer's option: (a) make the Change in Control Buyer's express acceptance of the assignment or purchase of this Agreement from Producer an express condition to the consummation of such Asset Sale or such Change in Control Transaction; or (b) terminate this Agreement and, within 5 calendar days following the date of such termination, pay Marketer by wire transfer of immediately available funds to an account designated by Marketer an amount equal to the Marketing Fees Marketer expected to collect from Producer during the lesser of the 12-month period following the date of termination and the balance of the Initial Term or then-current Renewal Term, as applicable, based on the Marketing Fees Marketer collected from Producer and the Metric Tons of Oil Marketer purchased from Producer during the preceding three-month period.

ARTICLE IV
Indemnification; Insurance

4.1    Indemnification.

(a)    Mutual Indemnification Obligation. Each party (as such, an "Indemnitor") agrees to indemnify, defend and hold harmless the other party and its affiliates and their officers, directors, employees and agents (as such, an "Indemnitee") from and against any and all claims, demands, causes of action, damages, liabilities, fines, penalties and expenses, including, without limitation, expenses of investigation, settlement, litigation and attorney's fees and costs incurred in connection therewith arising out of or resulting from: (i) any breach of this Agreement by Indemnitor or its employees, agents, contractors or representatives; (ii) the negligence or willful misconduct of Indemnitor or its employees, agents, contractors or representatives; or (iii) the Indemnitor's failure to comply with any applicable federal, state or local law, ordinance, permit, order, rule or regulation. If the event giving rise to the indemnification obligation of Marketer and Producer under this Section 4.1(a) arises from the concurrent negligence or fault of both Marketer and Producer (or their respective employees, agents, contractors or representatives), each party's indemnification obligations under this Section 4.1(a) shall be in proportion to the percentage of that party's negligence or fault.

(b)    Notice of Claim. In the event Marketer seeks indemnification on behalf of a Marketer Indemnitee, or Producer seeks indemnification on behalf of a Producer Indemnitee, such party seeking indemnification shall give written notice to the Indemnitor specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted (a "Claim").

(c)    Third Party Claims. If an Indemnitee is entitled to indemnification pursuant to Section 4.1(a) because of a claim asserted by any claimant who is not an Indemnitee under this Agreement (a "Third Person"), the Indemnitee shall give the Indemnitor reasonably prompt notice thereof after such assertion is actually known to the Indemnitee. The Indemnitor shall have the right, upon written notice to the Indemnitee, and using counsel reasonably satisfactory to the Indemnitee, to investigate, secure, contest or settle the Claim alleged by such Third Person (a "Third Person Claim") with its own counsel at its own expense, provided that the Indemnitor has unconditionally acknowledged to the Indemnitee in writing its obligation to indemnify the persons to be indemnified pursuant to Section 4.1(a) with respect to such Third Person Claim. The Indemnitee may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnitor. Unless and until the Indemnitor so acknowledges its obligation to indemnify, the Indemnitee shall have the right, at its option, to assume and control the defense of the Claim and to look to the Indemnitor for the full amount of the costs of defense. The failure of the Indemnitor to respond in writing to the aforesaid notice of the Indemnitee with respect to such Third Person Claim within 30 calendar days after receipt thereof shall be deemed an election not to defend such Third Person Claim. If the Indemnitor does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim: (i) the Indemnitee may defend against such claim, in such manner as it may deem reasonably appropriate, including, without limitation, settling such claim, after giving notice of the same to the Indemnitor, on such terms as the Indemnitee may deem reasonably appropriate; and (ii) the Indemnitor may participate in (but not control) the defense of such action, with its own counsel at its own expense. Marketer and Producer shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

4.2    Disclaimer. OTHER THAN FOR LIABILITY ARISING FROM A PARTY'S BREACH OF SECTION 5.1 OF THIS AGREEMENT OR FROM A PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER MARKETER NOR PRODUCER SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

4.3    Producer's Insurance Obligation. Producer shall maintain at all times during the term of this Agreement: (a) workers' compensation insurance as prescribed by applicable federal, state or local law, ordinance, permit, order, rule or regulation; and (b) commercial general liability insurance with a per-occurrence limit of not less than $2,000,000 (or higher limits as may be required by applicable law), which coverage can be provided through a combination of primary and umbrella policies and which policy(ies) shall identify Marketer as an additional insured party with respect to the operation of the Facility. As to all policies described in this Section 4.3, Producer shall provide Marketer with at least 30 calendar days' written notice prior to the effective date of cancellation or any material change of any such policy(ies) and, upon any request from Marketer, immediately instruct its insurer(s) to provide Marketer with certificates of insurance evidencing coverage that is required by this Section 4.3. Producer agrees that the policy limits set forth in this Section 4.3 are minimum limits and shall not be construed to limit Producer's liability.

ARTICLE V
General Terms and Conditions

5.1    Confidentiality and Nondisclosure Obligations. Marketer and Producer agree that all information obtained by one party from the other party in the course of negotiating or performing this Agreement, whether furnished in written or oral form, as well as any information that is generated from such information or derived from tours of a party's facilities or review of a party's products, technology and any drawing, schematic diagrams or other technical information relating thereto, is "confidential" and shall be held strictly confidential by the receiving party and not revealed to any third party during the term of this Agreement and during the five-year period following the expiration or termination of this Agreement without the disclosing party's prior written approval. Marketer and Producer shall use the other party's confidential information solely and exclusively for carrying out and performing under this Agreement.

5.2    Force Majeure. For purposes of this Agreement, "force majeure" means any event or condition, not existing as of the Effective Date, not reasonably foreseeable as of such date and not reasonably within the control of any party, that prevents, in whole or in material part, the performance by a party of its obligations under this Agreement, except an obligation on the part of such party to make any payment pursuant to this Agreement. Without limiting the generality of the foregoing, the following shall constitute events or conditions of force majeure: acts of state or governmental action, riots, war, acts of terrorism, sabotage, strikes, lockouts, prolonged shortage of energy supplies, fire, flood, hurricanes, earthquakes, lightning and explosion. Any party affected by an event or condition of force majeure shall, upon providing prompt written notice to the other party, be excused, subject to the following sentence, from performance under this Agreement to the extent and for so long as such event or condition so prevents its performance, provided that the party so affected shall use reasonable efforts to avoid or remove the cause of non-performance and shall continue performance under this Agreement immediately upon the removal of such causes. If the event or condition of force majeure causing non-performance shall continue for more than 60 consecutive calendar days and such event shall have a material adverse effect upon the operations, financial condition, property rights or business prospects of the party whose performance is not prevented by the event of force majeure, the party whose performance is not prevented by the event of force majeure, upon the expiration of the above period and so long as the event or condition of force majeure is continuing, may terminate this Agreement by giving notice of such termination to the other party.

5.3    Governing Law, Venue and Attorneys' Fees. Any claim, controversy or dispute arising out of or in connection with this Agreement shall be governed by the laws of the State of Minnesota without regard to its principles of conflicts of law. Marketer and Producer irrevocably agree to the exclusive jurisdiction of the federal and state courts resident in St. Paul, Minnesota, unless Marketer and Producer otherwise agree in writing to an alternative venue or dispute resolution mechanism. If any legal action is brought by either Marketer or Producer arising out of or in connection with this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' fees and related costs.

5.4    Independent Contractors. Marketer and Producer are independent contractors, and nothing set forth in this Agreement shall be construed to constitute Marketer and Producer as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

5.5    Entire Agreement. This Agreement constitutes the entire agreement and understanding between Marketer and Producer with regard to the subject matter of this Agreement and no other written or oral agreements, undertakings, promises, warranties or covenants respecting such subject matter, whether prior to or after the Effective Date, shall constitute an amendment to this Agreement unless such written or oral agreement, undertaking, promise, warranty or covenant complies with Section 5.6 of this Agreement.

5.6    Amendments. This Agreement may be amended only by a written agreement executed by Marketer and Producer.

5.7    Waivers. No waiver of any provision or condition of this Agreement by Marketer or Producer shall be valid unless set forth in a writing signed by such party. No such waiver shall be deemed to be a waiver of any other or similar provision or condition, or of any future event, act, breach or default.

5.8    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered if personally delivered by hand, with written confirmation of receipt; (b) when received if sent by a recognized overnight courier service, receipt requested; (c) five business days after being mailed, if sent by first class mail, return receipt requested; or (d) when receipt is acknowledged by an affiunative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device provided that such acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device. Until a party receives written notice in the manner prescribed by this Section 5.8 to the contrary from the other party, Marketer and Producer can assume that the following are the proper addresses of Marketer and Producer:

As to Marketer:

CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077 Attention: Steve Markham

Facsimile No.: [NUMBER]
e-mail: steve.markham@chsinc.com

As to Producer:

Highwater Ethanol, LLC
24500 US highway 14
Lamberton, MN 56152

Attention: Tom Streifel or Brian Kletscher

e-mail: tom.streifel@highwaterethanol.com or brian.kletscher@highwaterethanol.com

5.9    Partial Invalidity. In the event that any provision of this Agreement is found invalid or unenforceable, in whole or in part, by a court of competent jurisdiction or an arbitration tribunal, such provision shall be limited to the minimum extent necessary to render the same valid and enforceable, or shall be excised from this Agreement, as circumstances may require, and this Agreement shall be construed as if the provision had been incorporated into this Agreement as so limited, or as if the provision had not been included in this Agreement, as the case may be, and enforced to the maximum extent permitted by applicable law.

5.10     Headings. Headings of sections and subsections in this Agreement are for convenience of reference only and shall not be construed as a part of this Agreement or as limiting or defining the scope of any term or provision of this Agreement.

5.11    Assignment. This Agreement shall be binding upon and shall inure to the benefit of Marketer and Producer and their respective successors and assigns; provided, however, that Producer shall not assign its right or delegate its duties under this Agreement without the express prior written consent of Marketer, which consent may be granted or withheld in the sole and absolute discretion of Marketer. Any change in control of Producer, whether by operation of law or otherwise, including, without limitation, pursuant to any bankruptcy, liquidation or similar proceeding, shall constitute an assignment for purposes of this Section 5.11.

5.12    Counterparts. This Agreement may be executed in multiple identical counterparts, any of which may contain the signatures of less than all of the parties, and all of which together shall constitute a single agreement.

5.13 Construction. This Agreement, including the Exhibit to this Agreement, has been negotiated by Marketer and Producer and no general rule of contract construction requiring an agreement to be more stringently construed against the drafter or proponent of any particular provision may be applied in the construction or interpretation of this Agreement. Unless otherwise expressly provided in this Agreement, the word "including" does not limit the preceding words or terms.

5.14 Remedies Cumulative. Except as otherwise set forth in this Agreement, all remedies set forth in this Agreement are cumulative and concurrent and are in addition to all other available remedies at law or in equity to which Marketer or Producer may be entitled.

(Remainder of page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, Marketer and Producer have executed this Distillers Crude Corn Oil Marketing Agreement as of the Effective Date.

CHS Inc.

By: /s/ Steve Markham
Name: Steve Markham
Its: Merchant

Highwater Ethanol, LLC

By: /s/ Brian Kletscher
Name: Brian Kletscher
Its: CEO